Exhibit 3.169

FILED
In the Office of the
Secretary of State of Texas
JUN 28 2017
Corporations Section

CERTIFICATE OF FORMATION

OF

LOVING FORTRESS, LLC

ARTICLE 1

The name of the limited liability company is Loving Fortress, LLC (the “Company”).

ARTICLE 2

The Company is organized for the purpose of conducting any and all lawful business for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE 3

The period of duration of the Company will be perpetual, and as such the Company will remain in existence until it is wound up and terminated in accordance with its organizational documents or otherwise in accordance with applicable law.

ARTICLE 4

The street address of the Company’s initial registered office in the State of Texas is 500 Winstead Building, 2728 N. Harwood Street, Dallas, Texas 75201. The name of the Company’s initial registered agent at such address is Jennifer Tauzel.

ARTICLE 5

The Company will be governed by a board of managers which will initially consist of two (2) managers. The name and address of the initial managers are as follows:

Name	Mailing Address

Kendall Cowan	P.O. Box 64442 Lubbock, Texas 79464

David Cowan	P.O. Box 64442 Lubbock, Texas 79464

ARTICLE 6

The name and address of the organizer of the Company is as follows:

Name	Mailing Address

Jennifer Tauzel	500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201

ARTICLE 7

The initial members of the Company will adopt a company agreement which will set forth all of the provisions for the regulation and management of the affairs of the Company. Any person or entity that acquires a membership interest in the Company will be bound by the provisions of the company agreement of the Company, notwithstanding the fact that such person has not executed such company agreement or a separate written instrument pursuant to which it agrees to be bound by the provisions thereof.

ARTICLE 8

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of members, or any action which may be taken at any annual or special meeting of members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of membership interests having not less than the minimum number of votes that would be necessary to take such action at a meeting in which the holders of all membership interests entitled to vote on the action were present and voted.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as sole organizer of the Company as of the 28th day of June, 2017.

/s/ Jennifer Tauzel
Jennifer Tauzel, Sole Organizer

[SIGNATURE PAGE TO CERTIFICATE OF FORMATION OF LOVING FORTRESS, LLC]